Exhibit a(1)(K)

Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock
(Including the Associated Preferred Stock Purchase Rights)

of

ALPHARMA INC.

at

$37.00 Net Per Share

by

ALBERT ACQUISITION CORP.,
A Wholly Owned Subsidiary of

KING PHARMACEUTICALS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 19, 2008, UNLESS THE OFFER IS EXTENDED.

December 8, 2008

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

We have been engaged by Albert Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of King Pharmaceuticals, Inc., a Tennessee corporation (“King”), and King to act as Dealer Manager in connection with Purchaser’s offer to purchase (1) all issued and outstanding shares of Class A Common Stock, par value $0.20 per share (the “Shares”), of Alpharma Inc., a Delaware corporation (“Alpharma”), and (2) the associated rights to purchase shares of Series B Junior Participating Preferred Stock, par value $1.00 per share, of Alpharma (the “Rights”) issued pursuant to the Rights Agreement, dated as of September 1, 2008 (as amended from time to time, the “Rights Agreement”), by and between Alpharma and Computershare Trust Company, N.A., as Rights Agent, at a price of $37.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in Purchaser’s amended and restated Offer to Purchase dated December 8, 2008 (the “amended and restated Offer to Purchase”), and in the amended and restated Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”). Unless the context otherwise requires, all references herein to “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

Holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. If the Distribution Date (as defined in Section 9 — “Certain Information Concerning Alpharma” of the amended and restated Offer to Purchase) has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and certificates representing the Rights (the “Rights Certificates”) have been distributed to holders of Shares prior to the time a holder’s Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in “Introduction” of the amended and restated Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in Section 2 — “Acceptance for Payment and Payment” of the amended and restated Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure discussed in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the amended and restated Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date Rights

Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates (as defined in Section 2 — “Acceptance for Payment and Payment” of the amended and restated Offer to Purchase) are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the amended and restated Offer to Purchase. See Instruction 2 of the amended and restated Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in Section 2 — “Acceptance for Payment and Payment” of the amended and restated Offer to Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

The Offer is conditioned upon among other things, (1) there having been validly tendered in accordance with the Offer prior to the Expiration Date and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by King, after giving effect to the consummation of the Offer, represents at least a majority of the voting power on the Acceptance Date (as defined in Section 6 — “The Merger Agreement” of the amended and restated Offer to Purchase) of all “fully-diluted Shares,” which term shall mean, all outstanding securities entitled to vote in the election of directors of Alpharma or on the adoption of this Agreement and approval of the Merger, together with all such securities which Alpharma would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable, other than potential (but not actual) dilution attributable to the Rights and (2) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

The amended and restated Offer to Purchase amends and restates the original Offer to Purchase, dated September 12, 2008. The amended and restated Letter of Transmittal circulated with the amended and restated Offer to Purchase amends and restates the Letter of Transmittal circulated with the original Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1. Amended and restated Offer to Purchase dated December 8, 2008;

2. Amended and restated Letter of Transmittal to be used by stockholders of Alpharma in accepting the Offer (facsimile copies of the amended and restated Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);

3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4. Amended and restated Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates or, if applicable, Rights Certificates are not immediately available (including, without limitation, if the Distribution Date has occurred, but Rights Certificates have not yet been distributed) or if the procedures for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents to reach the Depositary by the Expiration Date.

5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 included in the amended and restated Letter of Transmittal; and

6. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 19, 2008, UNLESS THE OFFER IS EXTENDED.

STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER USING THE PREVIOUSLY DISTRIBUTED (BLUE) LETTER OF TRANSMITTAL OR (YELLOW) NOTICE OF GUARANTEED DELIVERY AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION IN

ORDER TO RECEIVE THE OFFER PRICE OF $37.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST AND SUBJECT TO ANY REQUIRED WITHHOLDING OF TAXES, IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of November 23, 2008 (the “Merger Agreement”), among King, Purchaser and Alpharma pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain limited conditions, Alpharma will be merged with and into Purchaser, with Alpharma surviving the merger as a subsidiary of King (the “Merger”).

The Board of Directors of Alpharma has unanimously (1) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) determined that the terms of the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Alpharma’s stockholders and (3) recommended that Alpharma’s stockholders accept the Offer and tender their Shares pursuant to the Offer and (if required by applicable Delaware law) approve the Merger Agreement.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Share Certificates and, if applicable, Rights Certificates, or a timely Book-Entry Confirmation of the book-entry transfer of such Shares (if such procedure is available), into the Depositary’s account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the amended and restated Offer to Purchase, (2) the amended and restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in Section 2 — “Acceptance for Payment and Payment” of the amended and restated Offer to Purchase) in connection with a book-entry transfer effected pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the amended and restated Offer to Purchase, and (3) any other documents required by the amended and restated Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Rights Certificates or Book-Entry Confirmations with respect to Shares or, if applicable, Rights, are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE.

Neither Purchaser nor King will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the amended and restated Letter of Transmittal.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the amended and restated Offer to Purchase.

Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the amended and restated Offer to Purchase.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, KING, ALPHARMA, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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